EXHIBIT 10.1

February 5, 2009

Mr. Kevin M. Killips
PrivateBancorp, Inc.
120 South LaSalle Street
Suite 400
Chicago, Illinois 60603

Dear Kevin:

Please find enclosed a term sheet agreement setting forth the terms of your employment and compensation with PrivateBancorp, Inc. (“PrivateBancorp”).

The offer to execute this term sheet agreement will remain open for your acceptance until 5:00 p.m. (C.S.T.), Sunday, February 8, 2009.  Please signify your acceptance of this offer by signing as indicated below.  If you do not sign and return your acceptance of the term sheet agreement by such date and time.  You may return this offer letter to our the attention of our outside counsel, Tom Desmond at Vedder Price, at the following confidential fax 312.609.5005 or by e-mail at tdesmond@vedderprice.com.

You will be an important member of the PrivateBancorp management team, we are counting on your efforts during this exciting period for our company.  We look forward to your contributions and our success together.

Sincerely,

PrivateBancorp, Inc.

/s/ Larry D. Richman

Larry D. Richman
President and Chief Executive Officer

Accepted:

/s/ Kevin M. Killips
_______________________________________________       Date: February 6, 2009
Kevin M. Killips

KEVIN M. KILLIPS

Position
Chief Financial Officer of PrivateBancorp, Inc. (the “Holding Company”) and The PrivateBank and Trust Company (the “Bank”), reporting to the Chief Executive Officer of the Holding Company. You may also be required to serve as an officer of one or more of our other subsidiaries.  Your employment shall commence on a mutually agreeable date which is as promptly as practicable after your acceptance of this letter.  Your appointment as Chief Financial Officer (and principal financial officer) will not be effective until March 6, 2009, or such earlier or later date as may be mutually agreed.

Base Salary
$380,000, subject to increase, but not decrease from time to time (other than permitted proportionate reductions applicable to all similarly situated senior executives of the Holding Company or the Bank, unless such reduction occurs during the two-year period commencing upon the occurrence of a Change of Control), in the sole discretion of the Holding Company, and any such increased (or decreased) amount shall mean “Base Salary” for purposes of this term sheet agreement.

Annual Bonus	Annual target bonus percentage of 90% of Base Salary. For 2009, your target bonus will be based upon your full year’s base salary.

Equity Awards; Cash Signing Bonus
Upon your commencement date, you will receive an equity award of stock options and shares of restricted stock under the PrivateBancorp, Inc. 2007 Incentive Compensation Plan to compensate you for equity awards you will forfeit upon leaving your current employer and as going forward long-term incentive compensation.    You will also receive a cash signing bonus of $50,000, payable with your first paycheck.

The number of stock options and restricted shares shall be determined on the date of grant such that the 123R value of the restricted stock granted to compensate you for the forfeited equity awards will equal $500,000 (we will refer to these restricted shares as your “make-whole award”) and the 123R value of the incentive award will equal $500,000, split evenly between stock options and restricted shares.  The awards will be subject to time vesting requirements only, all as more particularly described on Attachment A hereto.

If, prior to the date on which your make-whole award is fully vested, your employment is terminated due to your death or Disability (as defined in the award agreement), your employment is involuntarily terminated by the Holding Company without Cause or voluntarily terminated by you for Good Reason, the unvested portion of the make whole award will become fully vested. Otherwise, the effect of termination of employment on your awards will be governed by the standard award agreements applicable to our annual long-term awards.

You will become fully vested in any unvested portion of your make-whole award and incentive award upon the occurrence of a Change of Control.

To the extent that the Holding Company has or hereafter enters into a broker-assisted (FRB Reg. T) cashless exercise program for stock option awards to employees of the Holding Company or its subsidiaries, the stock option award will be included in such program.

The restricted shares and stock options will be subject to the terms and conditions of the 2007 Plan provided, however, that with respect to the terms and conditions described above, if there is a conflict between this term sheet agreement and the equity incentive plan and/or an award agreement thereunder, the document that is more favorable to you will control.

You will be eligible for future equity awards from time to time, in accordance with the terms of the Holding Company’s incentive plans as then in effect, in such amount, if any, as is determined in the sole discretion of the Compensation Committee.

“Cause,” “Good Reason” and “Change of Control” are defined on Attachment B.

Benefits; Perquisites
You are eligible to participate in the Bank’s various benefit programs as are currently in effect, subject to the terms of such programs and the Bank’s right to amend or terminate such programs.  Current benefits include medical and dental insurance plans, the flexible benefits plan, the PrivateBancorp, Inc. Savings, Retirement and Employee Stock Ownership Plan, life insurance, accidental death and dismemberment insurance and long term disability insurance.

You will also continue to be furnished with such perquisites which may from time to time be provided by the Holding Company and the Bank which are suitable to your position and adequate for the performance of your duties hereunder and reasonable in the circumstances.  Such perquisites include, but are not limited to, reimbursement for dues at one approved country club and one approved luncheon club in the Chicago Metropolitan area.

Vacation	Standard Bank vacation policy, but not less than 4 weeks per calendar year.

Severance Benefits (Termination without Cause or for Good Reason) (prior to, or more than 2 years after, a Change of Control)
Upon an involuntary termination of your employment by the Holding Company without Cause or voluntary termination of employment by you for Good Reason, you will receive:

(i)  A pro rata bonus based on your prior year’s bonus (if any) and the number of days elapsed during the year in which the date of termination occurs (or based on your 2009 target bonus if such termination occurs before 2009 bonus amounts are determined) (the “Pro Rata Bonus”);

(ii)  Severance payments equal to 100% of the sum of (A) your Base Salary (disregarding any reduction of your Base Salary constituting Good Reason), plus (B) the average of the sum of the bonus amounts earned by you with respect to the 3 calendar years (or such fewer number of years as you have been employed) immediately preceding the calendar year in which your date of termination occurs (or based on your 2009 target bonus if such termination occurs before the 2009 bonus amounts are determined), payable in substantially equal monthly installments for a period of 12 months in accordance with the Bank’s regular payroll practices;

(iii)  Continuation for 12 months of your  right to maintain COBRA continuation coverage under the applicable Bank plans at premium rates on the same “cost-sharing” percentage basis as the applicable premiums paid for such coverage by active Bank employees as of your date of termination; and

(iv)  Base Salary earned but not paid and vacation accrued and unused through your termination date, any annual bonus that is earned in a fiscal year preceding the fiscal year of your termination but not paid as of the termination date, and such other earned but unpaid amounts under the employee benefit plans in which you participate as of the termination date that are payable to you in accordance with the terms thereof, (collectively “Accrued Obligations”).

Any payments and benefits to you under this Severance Benefits section of this term sheet agreement shall not be reduced by the amount of any compensation or benefits earned as a result of your subsequent employment.

Change of Control Severance
For the period commencing six months prior to a Change of Control and ending on the second anniversary of such Change of Control that occurs on or before that date, upon an involuntary termination of your employment by the Holding Company without Cause or voluntary termination of employment by you for Good Reason at or after a Change of Control, you will receive:

(i)  The Pro Rata Bonus;

(ii)  Severance equal to 200% of the sum of (A) your Base Salary (disregarding any reduction of your Base Salary constituting Good Reason), plus (B) the greater of (x) your prior year’s bonus (or based on your 2009 target bonus if such termination occurs before the 2009 bonus amounts are determined) or (y) the average of the sum of the bonus amounts earned by you with respect to the 3 calendar years (or such fewer number of years as you have been employed) immediately preceding the calendar year in which your date of termination occurs, payable in a single lump sum payment within 30 days after the date of termination, or if your termination of employment occurs within six months prior to a Change of Control, then within 5 business days after the Change of Control you will receive a single lump sum payment equal to (p) the amounts due you under this clause (ii) reduced by (q) the sum of all amounts paid to you under clause (ii) of Severance Benefits (above in this term sheet agreement), so that no amount of the lump sum payment under this clause (ii) is duplicative;

(iii)  Continuation for 24 months of your right to maintain COBRA continuation coverage under the applicable Bank plans at premium rates on the same “cost-sharing” percentage basis as the applicable premiums paid for such coverage by active Bank employees as of your date of termination;

(iv) Outplacement for 12 months; and

(v) The Accrued Obligations.

Any payments and benefits to you under this Change of Control Severance section of this term sheet agreement shall not be reduced by the amount of any compensation or benefits earned as a result of your subsequent employment.

TARP
Notwithstanding anything in this term sheet agreement or in any compensation plan, program or arrangement maintained by the Holding Company which covers you or to which you are a party or in which you participate, or which may become applicable to you hereafter (collectively, the “Compensation Arrangements”), each provision of this term sheet and the Compensation Arrangements is amended and any amounts payable hereunder and thereunder are hereby amended and modified with respect to you, if and to the extent necessary for the Holding Company to comply with any requirements of the Emergency Economic Stabilization Act of 2008 (“EESA”) and/or the TARP Capital Purchase Program (“CPP”) (and the guidance or regulations issued thereunder by the United States Treasury Department at 31 CFR Part 30, effective October 20, 2008 (the “CPP Guidance”) which may become applicable to the Holding Company, including, but not limited to, provisions prohibiting the Holding Company from making any “golden parachute payments,” providing the Holding Company may recover (“clawback”) bonus and executive compensation paid to you in certain circumstances, and precluding bonus and incentive arrangements that encourage unnecessary or excessive risks that threaten the value of the Holding Company, in each case within the meaning of EESA and the CPP Guidance and only to the extent applicable to the Holding Company and you.  For purposes of this paragraph, references to “Holding Company” means PrivateBancorp, Inc. and any entities treated as a single employer with PrivateBancorp, Inc. under the CPP Guidance.  You agree to execute such documents, agreements or waivers as the Holding Company deems necessary or appropriate to effect such amendments to this term sheet agreement or the Compensation Arrangements or to facilitate the participation of the Company in the TARP Capital Purchase Program or any other programs under EESA including any waivers or acknowledgements applicable to you.

Code Section 280G
If any payments or benefits constitute “excess parachute payments” (as defined in Code Section 280G), you will be fully grossed up if such payments and benefits exceed 330% of your “base amount” (as defined in Code Section 280G).  If such payments and benefits equal 330% or less of your base amount, payments will be reduced so that you do not receive any excess parachute payments.

Full Satisfaction; Release of Claims
Any termination payments made and benefits provided to you under this term sheet agreement shall be in lieu of any termination or severance payments or benefits for which you may be eligible under any of the plans, policies or programs of the Bank or its affiliates.

As a condition precedent to the payment of all amounts, benefits and vesting of equity award as described herein, other than your Accrued Obligations, pursuant to your involuntary termination of employment without Cause or your voluntary termination of employment for Good Reason at any time, you shall execute a waiver and general release of claims, substantially in the form customarily obtained by the Bank from its terminating executive employees, which waiver and general release of claims is not revoked during any applicable seven (7) day revocation period.  For the avoidance of doubt, such waiver and general release will not adversely affect your ability to enforce the terms of this term sheet agreement, your indemnification rights under the Bank’s by-laws and this term sheet agreement, your rights to coverage under the Bank’s directors and officers liability insurance; your and your covered dependents’ rights to COBRA continuation coverage, your rights to vested employee benefits, and other rights that cannot be waived by operation of law.

Restrictive Covenants (confidentiality, non-competition, non-solicitation)
You will not at any time during or following your employment with the Bank, directly or indirectly, disclose or use on your behalf or another’s behalf, publish or communicate, except in the course of your employment and in the pursuit of the business of the Holding Company and the Bank or any of its subsidiaries or affiliates, any proprietary information or data of the Holding Company and the Bank or any of its subsidiaries or affiliates, which is not generally known to the public or which could not be recreated through public means and which the Holding Company and the Bank may reasonably regard as confidential and proprietary.  You recognize and acknowledge that all knowledge and information which you have or may acquire in the course of your employment, such as, but not limited to, the business, developments, procedures, techniques, activities or services of the Holding Company or the Bank or the business affairs and activities of any customer, prospective customer, individual firm or entity doing business with the Holding Company or the Bank are their sole valuable property, and shall be held by you in confidence and in trust for their sole benefit.  All records of every nature and description which come into your  possession, whether prepared by you, or otherwise, shall remain the sole property of the Holding Company or the Bank and upon termination of your employment for any reason, said records shall be left with the Holding Company or the Bank as part of its property.

During the period of your employment with the Bank and for a period of 1 year after termination of your employment for any reason, you will not (except in your capacity as an employee of the Bank) directly or indirectly, for your own account, or as an agent, employee, director, owner, partner, or consultant of any corporation, firm, partnership, joint venture, syndicate, sole proprietorship or other entity:

(i)  engage, directly or indirectly, in any business which has a place of business (whether as a principal, division, subsidiary, affiliate, related entity, or otherwise) located within the area encompassed within a 50 mile radius surrounding your office as of your date of termination that provides banking products, or that provides non-banking products or services of a type that accounted for more than 10% of the Holding Company’s gross revenues for the fiscal year immediately preceding your date of termination, that the Holding Company or the Bank or any of their subsidiaries or affiliates provide as of your date of termination;

(ii)  solicit or induce, or attempt to solicit or induce any client or customer of the Holding Company or the Bank or any of their subsidiaries or affiliates not to do business with the Bank or Holding Company or any of its subsidiaries or affiliates; or

(iii)  solicit or induce, or attempt to solicit or induce, any employee or agent of the Holding Company or the Bank or any of their subsidiaries or affiliates to terminate his or her relationship with the Holding Company or the Bank or any of their subsidiaries or affiliates.

The foregoing provisions shall not be deemed to prohibit your ownership, not to exceed 5% of the outstanding shares, of capital stock of any corporation whose securities are publicly traded on a national or regional securities exchange or in the over-the-counter market.

You agree that, as the Holding Company’s and the Bank’s sole remedy for any breach (or threatened breach) of the non-competition covenant at subparagraph (i) above, respecting your initial restricted stock and stock option award above:

(x) you will immediately forfeit all unexercised stock options (whether then vested or unvested) then held by you, all shares of stock of the Holding Company (or any successor) acquired upon the exercise of vested stock options and then held by you, and all shares of restricted stock (whether vested or unvested, restricted or unrestricted) then held by you;

(y) you will immediately repay to the Holding Company a cash sum in the principal amount equal to all gross proceeds (before-tax) realized by you upon the sale or other disposition of shares of stock of the Holding Company (other than shares relating to open market purchases by you) occurring at any time during the period commencing on the date that is three years before the date of termination of your employment and ending on the date that the noncompetition covenant lapses (“Refund Period”) , together with interest accrued thereon, from the date of such breach or threatened breach, at the prime rate (compounded calendar monthly) as published from time to time in The Wall Street Journal, electronic edition (“Interest”); and

(z) you will repay to the Holding Company a cash sum equal to fair market value of all shares of stock of the Holding Company (other than shares relating to open market purchases by you) and all stock options transferred by you as gifts at any time during the Refund Period, together with Interest,  and for which purpose, “fair market value” per share of stock shall be the closing price of one share of Holding Company common stock on the date such gift occurs and per stock option shall be the positive difference, if any, between the fair market value of a share of stock, above, and the stock option exercise price.

You further agree that a breach (or threatened breach) of the confidentiality and/or non-solicitation covenants in subparagraphs (ii) and (iii) above will result in irreparable harm to the business of the Holding Company and the Bank, a remedy at law in the form of monetary damages for any breach (or threatened breach) by you of these covenants is inadequate, in addition to any remedy at law or equity for such breach, the Holding Company and the Bank shall be entitled to institute and maintain appropriate proceedings in equity, including a suit for injunction to enforce the specific performance by you of such obligations and to enjoin you from engaging in any activity in violation thereof, and the covenants on your part contained above shall be construed as agreements independent of any other provisions in this term sheet agreement, and the existence of any claim, setoff or cause of action by you against the Holding Company or the Bank, whether predicated on this term sheet or otherwise, shall not constitute a defense or bar to the specific enforcement by the Holding Company or the Bank of said covenants.

In the event of a breach or a violation by you of any of the covenants and provisions above, the running of the non-compete period (but not your obligations thereunder) shall be tolled during the period of the continuance of any actual breach or violation.

You agree that the covenants above are reasonable with respect to their duration, geographical area and scope.  If the final judgment of a court of competent jurisdiction declares that any term or provision above is invalid or unenforceable, you agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace an invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this term sheet agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Your Representations
You represent that except as otherwise previously disclosed in writing to the Holding Company, you are not a party to any confidentiality, non-competition or non-solicitation agreement or understanding, whether written or oral, with any prior employer that would prevent you from entering into an employment relationship with the Holding Company or Bank, or prevent or restrict your ability to fulfill your obligations as an employee of the Holding Company or Bank.  You further represent that you have not and will not take or retain any confidential information or trade secrets (whether in hard copy or electronic format) from any previous or current employer prior to assuming your position at the Holding Company.

Indemnification
You will be indemnified in accordance with the Holding Company’s bylaws.  You will also be covered by the Holding Company’s directors and officers liability insurance coverage as in effect from time to time.

Fee Reimbursement	You will be reimbursed for up to $5,000 of the professional fees incurred by you relating to the negotiation and documentation of your employment arrangements.

Code Section 409A
It is intended that any amounts payable under this term sheet agreement and the Holding Company’s, the Bank’s and your exercise of authority or discretion hereunder shall comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject you to the payment of any interest or additional tax imposed under

Section 409A of the Code.  To the extent any amount payable under this term sheet agreement would trigger the additional tax imposed by Code Section 409A, this term sheet agreement shall be modified to avoid such additional tax.

Notwithstanding anything to the contrary set forth herein, any payments and benefits provided  to you by the Holding Company or Bank that constitute “deferred compensation” within the meaning of Code Section 409A shall not commence in connection with your termination of employment unless and until you have also incurred a “separation from service” (as determined under applicable regulations under Code Section 409A), unless the Holding Company reasonably determines that such amounts may be provided to you without causing you to incur the additional 20% tax under Section 409A.  If you are deemed on the date of “separation from service” to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then, solely to the extent necessary to avoid the incurrence of adverse personal tax consequences under Section 409A, with regard to any payment or the provision of any benefit in connection with your separation from service which constitutes “deferred compensation”, such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service,” and (B) the date of your death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this requirement (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due shall be paid or provided in accordance with the normal payment dates specified for them.

Any expense, tax or other reimbursement payment made pursuant to this term sheet agreement or any plan, program, agreement or arrangement of the Holding Company or Bank in which you participate shall be made on or before the last day of the taxable year following the taxable year in which such expense, tax or other payment to be reimbursed was incurred.

Board Approval	The Holding Company and the Bank represent and warrant to you that they have taken all corporate action necessary to authorize and to enter into this term sheet agreement.

Entire Understanding; Amendment
This term sheet agreement constitutes the entire understanding between the Holding Company, the Bank, and you relating to your employment hereunder and supersedes and cancels all prior written and oral understandings and agreements with respect to such matters entered into prior to the date of your acceptance of this term sheet agreement.  This term sheet agreement shall not be amended or modified except by written instrument executed by the Holding Company or Bank and you.

Binding Agreement	This term sheet agreement shall be binding upon and inure to the benefit of the heirs and representatives of you and the successors and assigns of the Holding Company and the Bank.

Governing Law	Illinois.

ATTACHMENT A

PRIVATEBANCORP, INC. EQUITY AWARD DESIGN

	EQUITY GRANT FEATURE	MAKE-WHOLE RESTRICTED STOCK AWARD		INCENTIVE AWARD: RESTRICTED STOCK		INCENTIVE AWARD: STOCK OPTIONS
1.	123R Value at Grant	●	$500,000	●	$250,000	●	$250,000
2.	Time Vesting Schedule	●	1/3rd on second payroll date following your start date; 1/3 on the first anniversary of your start date and 1/3 on second anniversary or your start date	●	25% on each of the first four anniversaries of the start date.	●	25% on each of the first four anniversaries of the start date.

ATTACHMENT B

DEFINITIONS

“Cause” shall mean (A) your willful and continued (for a period of not less than 10 business days after written notice thereof during which you may remedy such failure if capable of remedy) failure to perform substantially the duties of your employment (other than as a result of physical or mental incapacity, or while on vacation or other approved absence) which are within your control (mere inability to achieve financial or other performance targets or objectives, alone, shall not constitute such a willful and continued failure); or (B) your willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Holding Company or the Bank; or (C) your conviction of a felony involving moral turpitude, but specifically excluding any conviction based entirely on vicarious liability (with “vicarious liability” meaning liability based on acts of the Holding Company or the Bank for which you are charged solely as a result of your offices with the Bank and in which you were not directly involved and did not have prior knowledge of such actions or intended actions); provided, however, that no act or failure to act, on your part, shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Holding Company or the Bank; and provided further that no act or omission by you shall constitute Cause hereunder unless you have been given detailed written notice thereof, and you have failed to remedy such act or omission.

“Good Reason” shall mean the occurrence, other than in connection with a discharge, of any of the following without your consent:  (A) a reduction in your Base Salary, target annual bonus opportunity (other than a proportionate reduction applicable to all executives of the Holding Company, unless such reduction occurs during the two-year period commencing on the occurrence of a Change of Control)  and/or the number of shares of restricted stock or number of stock options to be granted as your make whole or incentive equity award, or (B) your being required to be based at an office or location which is more than 50 miles from the Holding Company’s current headquarters, or (C) a diminution in your reporting responsibilities following which you do not report directly to the Chief Executive Officer or your removal as Chief Financial Officer of the Holding Company or the failure to appoint you as, or your subsequent removal as, a member of the most senior management council of the Holding Company (to the extent such council exists), or (D) the failure of a successor to assume the obligations of the Holding Company under this term sheet agreement (to the extent not otherwise assumed by operation of law).  You must provide written notice to the Holding Company of the existence of Good Reason no later than 90 days after its initial existence, and the Holding Company shall have a period of 30 days following its receipt of such written notice during which it may remedy in all material respects the Good Reason condition identified in such written notice.

“Change of Control” shall be deemed to have occurred upon the happening of any of the following events:

(i)           Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than (A) a trustee or other fiduciary holding securities under an employee benefit plan of PrivateBancorp, Inc. (the “Company”) or any of its subsidiaries, or (B) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the

Company representing 30%  or more of the total voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors (the “Voting Stock”), provided, however, that the following shall not constitute a change in control:  (1) such person becomes a beneficial owner of 30% or more of the Voting Stock as the result of an acquisition of such Voting Stock directly from the Company, or (2) such person becomes a beneficial owner of 30% or more of the Voting Stock as a result of the decrease in the number of outstanding shares of Voting Stock caused by the repurchase of shares by the Company; provided, further, that in the event a person described in clause (1) or (2) shall thereafter increase (other than in circumstances described in clause (1) or (2)) beneficial ownership of stock representing more than 1% of the Voting Stock, such person shall be deemed to become a beneficial owner of 30% or more of the Voting Stock for purposes of this paragraph (i), provided such person continues to beneficially own 30% or more of the Voting Stock after such subsequent increase in beneficial ownership, or

(ii)           Individuals who, as of November 1, 2007, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director, whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board shall be considered as through such individual were a member of the Incumbent Board, but excluding for this purpose, any individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 promulgated under the Exchange Act); or

(iii)           Consummation of a reorganization, merger or consolidation or the sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the total voting power represented by the voting securities entitled to vote generally in the election of directors of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of the Business Combination owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to the Business Combination of the Voting Stock of the Company, and (2) at least a majority of the members of the board of directors of the corporation resulting from the Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or action of the Incumbent Board, providing for such Business Combination; or

(iv)           Approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company; or

(v)           (I) a sale or other transfer of the voting securities of the Bank, whether by stock, merger, joint venture, consolidation or otherwise, such that following said transaction the Company does not directly, or indirectly through majority owned subsidiaries, retain more than 50% of the total voting power of the Bank represented by the voting securities of the Bank entitled to vote generally in the election of the Bank’s directors; or (II) a sale of all or substantially all of the assets of the Bank other than to the Company or any subsidiary of the Company.